Exhibit 4.1

Halcón Resources Corporation

1000 Louisiana Street, Suite 6700

Houston, Texas 77002

July 3, 2013

Petro-Hunt Holdings, LLC

1601 Elm Street, Suite 3400

Dallas, Texas 75201-7201

Attention: Bruce W. Hunt, President

Pillar Holdings, LLC

1601 Elm Street, Suite 3400

Dallas, Texas 75201-7201

Attention: Casey H. Hunt, President

Ladies and Gentlemen:

Reference is made to that certain Registration Rights Agreement dated as of December 6, 2012 (the “Agreement”) by and between Halcón Resources Corporation, a Delaware corporation (the “Company”), and Petro-Hunt Holdings, LLC, a Delaware limited liability company, and Pillar Holdings, LLC, a Delaware limited liability company (the “Stockholders”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Under Section 2(a) of the Agreement, the Company agreed to file with the Commission as soon as reasonably practicable, but in no event later than 30 days after the Final Lock-Up Date, or by July 4, 2013, a shelf registration statement providing for the resale of any and all Registrable Securities held by the Stockholders. The Company requests that the Stockholders extend the timeframe available for the Company to satisfy its obligation to file such registration statement by 90 days, or until October 2, 2013.  With respect to this request, by signing below, the Stockholders irrevocably waive the Company’s obligations to file a registration statement prior to 30 days after the Final Lock-Up Date as set forth in Section 2(a) of the Agreement, and hereby agree that the Company’s obligations under Section 2(a) of the Agreement must now be satisfied by October 2, 2013.  The Stockholders acknowledge, and the Company agrees, that the foregoing limited waiver shall apply only with respect to the filing of the Mandatory Shelf Registration Statement, and does not limit or otherwise affect the piggyback and other registration rights available to the Stockholders under the terms of the Agreement.

By signing below, each Stockholder hereby represents and warrants to the Company that (i) the Stockholder has the full right, power and authority to execute and deliver this letter agreement, (ii) the execution and delivery of this letter agreement has been duly authorized by all necessary corporate action on the part of the Stockholder, and (iii) this letter agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable in accordance with its terms, except (A) as such enforcement is limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and (B) for limitations imposed by general principles of equity.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

If the foregoing correctly sets forth your understanding of our agreement with respect to the matters set forth herein, please indicate by executing a copy of this letter agreement below and returning it to the undersigned.

Sincerely,

HALCÓN RESOURCES CORPORATION

By:	/s/ David S. Elkouri
Name:	David S. Elkouri
Title:	Executive Vice President - General Counsel

Agreed and accepted

as of the date first above written:

PETRO-HUNT HOLDINGS, LLC

By:	/s/ T.E. Nelson
Name:	T.E. Nelson
Title:	Vice President

PILLAR HOLDINGS, LLC

By:	/s/ Casey H. Hunt
Name:	Casey H. Hunt
Title:	President